Exhibit 12(a)

KEYCORP

COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(dollars in millions)

(unaudited)

	Three months ended March 31,				Year ended December 31,
	2008		2007		2007		2006		2005		2004		2003
Computation of Earnings
Net income	$218		$350		$919		$1,055		$1,129		$954		$903
Add: Provision for income taxes	104		147		280		450		436		405		320
Less: (Loss) income from discontinued operations, net of taxes	—		(8)		(22)		(143)		39		47		31
Less: Cumulative effect of accounting changes, net of taxes	—		—		—		5		—		—		—

Income before income taxes and cumulative effect of accounting changes	322		505		1,221		1,643		1,526		1,312		1,192
Fixed charges, excluding interest on deposits	221		264		1,060		1,023		790		497		492

Total earnings for computation, excluding interest on deposits	543		769		2,281		2,666		2,316		1,809		1,684
Interest on deposits	428		433		1,845		1,576		976		640		703

Total earnings for computation, including interest on deposits	$971		$1,202		$4,126		$4,242		$3,292		$2,449		$2,387

Computation of Fixed Charges
Net rental expense	$28		$28		$108		$123		$150		$126		$127

Portion of net rental expense deemed representative of interest	$8		$8		$30		$34		$39		$31		$30
Interest on short-term borrowed funds	67		60		312		201		153		64		110
Interest on long-term debt	146		196		718		788		598		402		352

Total fixed charges, excluding interest on deposits	221		264		1,060		1,023		790		497		492
Interest on deposits	428		433		1,845		1,576		976		640		703

Total fixed charges, including interest on deposits	$649		$697		$2,905		$2,599		$1,766		$1,137		$1,195

Combined Fixed Charges and Preferred Stock Dividends
Preferred stock dividend requirement on a pre-tax basis	—		—		—		—		—		—		—
Total fixed charges, excluding interest on deposits	$221		$264		$1,060		$1,023		$790		$497		$492

Combined fixed charges and preferred stock dividends, excluding interest on deposits	221		264		1,060		1,023		790		497		492
Interest on deposits	428		433		1,845		1,576		976		640		703

Combined fixed charges and preferred stock dividends, including interest on deposits	$649		$697		$2,905		$2,599		$1,766		$1,137		$1,195

Ratio of Earnings to Fixed Charges
Excluding deposit interest	2.46	x	2.91	x	2.15	x	2.61	x	2.93	x	3.64	x	3.42	x
Including deposit interest	1.50	x	1.72	x	1.42	x	1.63	x	1.86	x	2.15	x	2.00	x

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Excluding deposit interest	2.46	x	2.91	x	2.15	x	2.61	x	2.93	x	3.64	x	3.42	x
Including deposit interest	1.50	x	1.72	x	1.42	x	1.63	x	1.86	x	2.15	x	2.00	x